                   VARIABLE ANNUITY GMDB REINSURANCE AGREEMENT

                                     Between

             ALLMERICA FINANCIAL LIFE INSURANCE AND ANNUITY COMPANY
                    (Hereinafter called the "CEDING COMPANY")
                            Worcester, Massachusetts

                                       and

                             RGA REINSURANCE COMPANY
                      (Hereinafter called the "REINSURER")
                             Chesterfield, Missouri

                                TABLE OF CONTENTS

                                                                    ARTICLE         PAGE
                                                                    -------         ----
Access to Records                                                         X           14
Arbitration                                                             XIV           17
Automatic Provisions                                                     IV            8
Currency                                                                XII           15
Definitions                                                               I            3
Effective Date, Term, and Termination                                   III            6
Experience Refund                                                       VII           10
Insolvency                                                             XIII           16
Litigation                                                               IX           13
Miscellaneous                                                          XVII           19
Notices                                                               XVIII           20
Offset                                                                   XV           18
Parties to the Agreement                                                 II            5
Premium Accounting                                                        V            8
Reinsurance Claim Settlement                                             VI            9
Representations                                                         XVI           18
Reserves                                                               VIII           11
Unintentional Errors, Misunderstandings, or Omissions                    XI           15

SCHEDULES

A        Description of Guaranteed Minimum Death Benefits (GMDBs)
B        Investment Funds Subject to this Reinsurance Agreement
C-1      Limits and Rules of CEDING COMPANY
C-2      Limits and Rules of the REINSURER
D        REINSURANCE PREMIUM RATES by Treaty Year
E        MORTALITY RATE by Attained Age and Sex of INSURED LIFE
F        ANNUAL MORTALITY IMPROVEMENT FACTOR
G        REINSURER Quota Share of Risk
H        CEDING COMPANY Reporting Format and Data Requirements
I        DAC Tax

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                     2

ARTICLE I - DEFINITIONS

A. DURATION OF AGREEMENT:

EFFECTIVE DATE means December 1, 2002.

ANNUAL VALUATION DATE means November 30.

BUSINESS DAY means any day that securities are traded on the New York Stock Exchange.

MONTHLY VALUATION DATE means the last BUSINESS DAY of each month.

REINSURANCE TERM means 10 years measured from the EFFECTIVE DATE.

TERMINATION DATE means November 30, 2012.

ANNUAL VALUATION PERIOD means the period from December 1 until November 30.

B. CONTRACT DEFINITIONS:

VARIABLE ANNUITY CONTRACT means a written annuity contract issued by the CEDING COMPANY to a contract owner in accordance with which CEDING COMPANY agrees to provide specified benefits in accordance with specified terms and conditions.

INSURED LIFE means the oldest owner or annuitant, as specified in the VARIABLE ANNUITY CONTRACT, upon whose death a claim may be due under this Agreement.

GMDB TYPE means one of the Guaranteed Minimum Death Benefits specified in the VARIABLE ANNUITY CONTRACT and described in Schedule A.

ACCOUNT VALUE means for each ACTIVE CONTRACT, the sum of the invested assets in the investment funds described in Schedule B.

GMDB AMOUNT means the CEDING COMPANY's minimum required payment, pursuant to a VARIABLE ANNUITY CONTRACT, on the death of the INSURED LIFE.

NET AMOUNT AT RISK means, for each ACTIVE CONTRACT, the excess, if any, of the GMDB AMOUNT over the ACCOUNT VALUE.

EXCLUDED CONTRACT means any VARIABLE ANNUITY CONTRACT that has (a) a GMDB provision that is suspended due to change in owner or annuitant, (b) a GMDB AMOUNT that is contractually set to the ACCOUNT VALUE, or (c) a spousal continuation in conjunction with a death of an INSURED LIFE. Any EXCLUDED CONTRACT shall be treated as such only on and after the date as of which it satisfies any of the conditions identified as (a), (b), or (c) above.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                     3

ACTIVE CONTRACT means a VARIABLE ANNUITY CONTRACT, other than an EXCLUDED CONTRACT, that remains in effect and has not terminated due to death, lapse, surrender or some other valid contingency and has not been annuitized.

C. REINSURED AMOUNT DEFINITIONS:

REINSURED NET AMOUNT AT RISK means the NET AMOUNT AT RISK multiplied by the REINSURER's quota share of risk in accordance with Schedule G.

D. REINSURANCE PREMIUM DEFINITIONS:

REINSURANCE PREMIUM RATE means the numerical value provided in Schedule D.

MORTALITY RATE means a numerical value, provided in Schedule E, based on the attained age and sex of the INSURED LIFE.

ANNUAL MORTALITY IMPROVEMENT FACTOR means a numerical value, provided in Schedule F, for each ANNUAL VALUATION PERIOD.

MORTALITY IMPROVEMENT FACTOR means the product of all ANNUAL MORTALITY IMPROVEMENT FACTORS from the inception of this Agreement at each ANNUAL VALUATION DATE.

TERMINATION RATE means the percentage of ACTIVE CONTRACTS based on the number of ACTIVE CONTRACTS at the beginning of each ANNUAL VALUATION PERIOD that terminate for any reason, except death or admission into a nursing home that qualifies for waiver of surrender charges under the terms of the VARIABLE ANNUITY CONTRACTS, during each ANNUAL VALUATION PERIOD.

MONTHLY REINSURANCE PREMIUM means the sum, for each ACTIVE CONTRACT covered by this Agreement, of the REINSURANCE PREMIUM RATE times the MORTALITY RATE times the MORTALITY IMPROVEMENT FACTOR at the most recent ANNUAL VALUATION DATE times the REINSURED NET AMOUNT AT RISK as of the MONTHLY VALUATION DATE.

REINSURANCE PREMIUM DUE DATE means the MONTHLY VALUATION DATE.

REMITTANCE DATE means the last BUSINESS DAY of the calendar month following the REINSURANCE PREMIUM DUE DATE

E. REINSURANCE CLAIM DEFINITIONS:

GMDB CLAIM means the REINSURED NET AMOUNT AT RISK on the date that CEDING COMPANY receives due proof of death.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                     4

ANNUAL GMDB CLAIMS means the sum of all GMDB CLAIMS calculated on each ANNUAL VALUATION DATE.

AGGREGATE GMDB CLAIMS means the sum of all GMDB CLAIMS calculated on the TERMINATION DATE.

F. REINSURANCE CLAIM LIMIT DEFINITIONS:

MONTHLY CLAIM LIMIT means the sum, for each ACTIVE CONTRACT, of the MORTALITY RATE times the REINSURED NET AMOUNT AT RISK, as calculated on each MONTHLY VALUATION DATE.

ANNUAL CLAIM LIMIT means the sum of the most recent twelve MONTHLY CLAIM LIMITS, as calculated on each ANNUAL VALUATION DATE.

G. REINSURANCE EXPERIENCE REFUND DEFINITIONS:

REINSURANCE PREMIUM BASE RATE means the REINSURANCE PREMIUM RATE for the first year of this Agreement.

MONTHLY REINSURANCE BASE PREMIUMS means the sum, for each ACTIVE CONTRACT, of the REINSURANCE PREMIUM BASE RATE times the MORTALITY RATE times the MORTALITY IMPROVEMENT FACTOR at the most recent ANNUAL VALUATION DATE times the REINSURED NET AMOUNT AT RISK as of the MONTHLY VALUATION DATE.

AGGREGATE REINSURANCE BASE PREMIUMS means the sum of all MONTHLY REINSURANCE BASE PREMIUMS, as calculated on the TERMINATION DATE.

AGGREGATE REINSURANCE EXCESS PREMIUMS means the sum of all MONTHLY REINSURANCE PREMIUMS less AGGREGATE REINSURANCE BASE PREMIUMS, as calculated on the TERMINATION DATE.

ARTICLE II  - PARTIES TO THE AGREEMENT

This Agreement shall be binding upon and shall inure solely to the benefit of the CEDING COMPANY and the REINSURER. This Agreement shall not and is not intended to create any legal relationship or confer any rights and obligations between the REINSURER and any third party, including without limitation, annuitants, contract owners, certificate owners, beneficiaries, applicants or assignees under any ACTIVE CONTRACT.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                     5

ARTICLE III  -  EFFECTIVE DATE, TERM AND TERMINATION

A. The Agreement covers VARIABLE ANNUITY CONTRACTS issued by the CEDING COMPANY that:

     (i)   are among the GMDB TYPES identified in Schedule A;

     (ii) have accounts invested in the investment funds described in Schedule B;

     (iii) are ACTIVE CONTRACTS on the EFFECTIVE DATE;

     (iv) are in compliance with all of the other terms and provisions of this Agreement

B. Subject to paragraphs C, D and F below, this Agreement will terminate on the TERMINATION DATE.

C. The CEDING COMPANY shall have the option of terminating this Agreement with ninety (90) days written notice to the REINSURER, after the occurrence of any of the following:

          1. REINSURER's A.M. Best Claim Paying Rating is reduced to a "B" or lower. REINSURER must report any adverse change in A.M. Best Rating to CEDING COMPANY within fifteen (15) days of the change;

          2. An order appointing a receiver, conservator or trustee for management of REINSURER is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of REINSURER;

D. The REINSURER shall have the option of terminating this Agreement with ninety (90) days written notice to the CEDING COMPANY after the occurrence of any of the following:

          1. The CEDING COMPANY fails to provide timely submissions of data in accordance with Schedule H. The REINSURER must provide CEDING COMPANY with Notice of Termination. If, during the ninety (90) days following this notification, the REINSURER receives all data submissions in arrears, this Agreement will remain in effect and the notice of termination shall be deemed withdrawn. If the CEDING COMPANY fails to provide the submission of data in accordance with Schedule H as of the close of the last day of this ninety (90) day notice period, the REINSURER's liability for all risks reinsured associated with the withheld data under this Agreement will terminate.

          2. The CEDING COMPANY fails to pay premium on or before the REMITTANCE DATE. In the event that the premiums are not paid by the REMITTANCE DATE, the REINSURER shall have the right to terminate this agreement by giving ninety (90) days written notice of termination to the CEDING COMPANY. If all premiums in default and interest owed in accordance with Article III, paragraph E are received by the REINSURER within the ninety (90) day time period, this Agreement will remain

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                     6
             in effect and the notice of termination shall be deemed withdrawn. If premiums remain in default as of the close of the last day of this ninety (90) day notice period, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate.

E. Except as otherwise provided herein, upon termination of this Agreement, the REINSURER shall have no reinsurance liability with respect to any VARIABLE ANNUITY CONTRACTS. Not withstanding termination of reinsurance as provided herein, the CEDING COMPANY shall continue to be liable to the REINSURER for all unpaid reinsurance premiums earned by the REINSURER under this Agreement and the REINSURER shall continue to be liable to the CEDING COMPANY for all unpaid GMDB CLAIMS owed to the CEDING COMPANY under this Agreement. Such amounts owed by either party are subject to a daily interest charge from the REMITTANCE DATE until the date paid. The daily interest rate is equal to 1/365 times the sum of (1) the 3-month LIBOR rate as of the most recent MONTHLY VALUATION DATE, as published in the Wall Street Journal, plus 1.00%.

F. The CEDING COMPANY may recapture all ACTIVE CONTRACTS under this Agreement prior to the TERMINATION DATE if (a) the AGGREGATE GMDB CLAIMS do not exceed the AGGREGATE REINSURANCE BASE PREMIUMS times 0.92, measured on the most recent ANNUAL VALUATION DATE; and (b) the sum of the NET AMOUNT AT RISK for all ACTIVE CONTRACTS is less than $750 million on the most recent ANNUAL VALUATION DATE; and (c) the most recent ANNUAL VALUATION DATE is after December 1, 2005. Such recapture is effective on the third MONTHLY VALUATION DATE following written notification from the CEDING COMPANY to the REINSURER.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                     7

ARTICLE IV  - AUTOMATIC PROVISIONS

A. Subject to Article III, on the EFFECTIVE DATE of this Agreement, the CEDING COMPANY shall cede and the REINSURER shall accept the ACTIVE CONTRACTS that are covered under this Agreement.

B. This Agreement covers only the liability for GMDB CLAIMS payable and determined in accordance with the strict terms stated in the VARIABLE ANNUITY CONTRACT forms or benefit rider forms that were inforce prior to the EFFECTIVE DATE.

C. This Agreement covers only the liability for GMDB CLAIMS paid under VARIABLE ANNUITY CONTRACTs invested in Variable and Fixed investment funds described on Schedule B. If the CEDING COMPANY intends to cede to the REINSURER a liability with respect to a new or revised investment fund it must provide written notice to the REINSURER of such intention together with a copy of the new or revised investment fund, and a revised Schedule B, within thirty
   (30) days of the fund's initial availability. The CEDING COMPANY may add new or revise investment funds without REINSURER approval. The effective date of reinsurance hereunder shall be the date REINSURER receives notice of the new or revised fund, or such other earlier date as designated by REINSURER.

D. This Agreement covers only the liability for GMDB CLAIMS where the date of death of the INSURED LIFE is on or after the EFFECTIVE DATE and before or on the TERMINATION DATE. Notwithstanding anything else in this Agreement, the REINSURER'S liability shall not begin prior to the date of death.

ARTICLE V  -  PREMIUM ACCOUNTING

A. If reinsurance premiums are not paid by the REMITTANCE DATE, interest in accordance with Article III, paragraph E will be assessed from the REMITTANCE DATE. The payment of interest, however, shall not prohibit the REINSURER from exercising its right to terminate the treaty for non-payment of reinsurance premiums in accordance with Article III, paragraph D.2.

B. On or before the REMITTANCE DATE, the CEDING COMPANY shall forward to the REINSURER its statement of account and data requirements as set forth in Schedule H together with its remittance for the MONTHLY REINSURANCE PREMIUM as shown therein as well as any premium adjustments from the prior period.

C. If the amounts due cannot be determined by the REMITTANCE DATE, the CEDING COMPANY shall have ninety (90) days to determine the appropriate premium and remit with interest in accordance with Article III, paragraph E.

D. If a VARIABLE ANNUITY CONTRACT ceases to be an ACTIVE CONTRACT prior to the MONTHLY VALUATION DATE, the MONTHLY REINSURANCE PREMIUM is adjusted to include premium from the prior MONTHLY VALUATION DATE to the 15th of the month, using the REINSURED NET AMOUNT AT RISK on the prior MONTHLY VALUATION DATE.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                     8

ARTICLE VI  - REINSURANCE CLAIM SETTLEMENT

A. The REINSURER shall not be responsible for any obligation of the CEDING COMPANY to any party under any VARIABLE ANNUITY CONTRACTS issued by the CEDING COMPANY under any VARIABLE ANNUITY CONTRACT. Reinsurance hereunder is subject to the same terms and limitations stated in the VARIABLE ANNUITY CONTRACTS, except as specifically stated otherwise in this Agreement. The REINSURER only indemnifies the CEDING COMPANY for its liability for those claims made and payable in accordance with such VARIABLE ANNUITY CONTRACTS.

B. On or before the REMITTANCE DATE, the CEDING COMPANY shall forward to the REINSURER its statement of account and data requirements as set forth in Schedule H, together with its request for reimbursement for GMDB CLAIMS as shown therein. If requested by the REINSURER, the CEDING COMPANY shall promptly provide the REINSURER with proof of claim, proof of claim payment and any other claim documentation identified by the REINSURER, in accordance with Schedule H.

C. For any calendar year, the REINSURER shall not be responsible for reimbursement for any ANNUAL GMDB CLAIMS in excess of the ANNUAL CLAIM LIMIT. If ANNUAL GMDB CLAIMS for any calendar year exceed the ANNUAL CLAIM LIMIT, the request for reimbursement for GMDB CLAIMS shall be reduced so that the sum of all such requests for reimbursement in that calendar year does not exceed the ANNUAL CLAIM LIMIT.

D. If GMDB CLAIMS are not paid by the REMITTANCE DATE, interest calculated in accordance with Article III, paragraph E will be assessed from the REMITTANCE DATE and will continue until the GMDB CLAIMS are paid in full.

E. A final statement of accounts prepared by the CEDING COMPANY is due sixty
   (60) days after the end of the REINSURANCE TERM is reached by all contracts covered by this Agreement. On or before this date, the CEDING COMPANY shall forward to the REINSURER its final statement of account as set forth in Schedule H. Based on the statement of account, any amounts owed by either party must be paid within thirty (30) days of receiving the statement of accounts. If amounts owed are not paid within thirty (30) days of receiving the statement of account, the amounts owed are subject to an interest charge in accordance with Article III, paragraph E, assessed beginning thirty (30) days after receiving the statement of account.

F. The CEDING COMPANY shall have six (6) months after the end of the REINSURANCE TERM is reached by all contracts covered by this Agreement to submit to REINSURER an amended final statement of account. Any amounts owed by either the CEDING COMPANY or the REINSURER, based on the amended final statement of account, must be paid within thirty (30) days of receipt of the amended final statement. If the amount owed is not paid within thirty (30) days of receiving the statement of account, the amount owed is subject to an interest charge in accordance with Article III, Paragraph E.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                     9

ARTICLE VII - EXPERIENCE REFUND

A. If on the TERMINATION DATE or the date of recapture in accordance with
   Article III, paragraph F, the AGGREGATE REINSURANCE BASE PREMIUMS exceed the AGGREGATE GMDB CLAIMS, an experience refund equal to 85% of the AGGREGATE REINSURANCE EXCESS PREMIUMS is payable to the CEDING COMPANY by the REINSURER. Such experience refund, if payable, shall be included in the final statement of account and amended final statement of account, as described in Article VI, paragraphs E and F. If the AGGREGATE REINSURANCE BASE PREMIUMS do not exceed the AGGREGATE GMDB CLAIMS, no experience refund is payable.

B. No reserve established or held by the REINSURER shall be subject to any right of commutation, either during the duration of this Agreement or upon expiration or termination of this Agreement, regardless of any insolvency of either party. The reserve established and held by the REINSURER is not an amount held on behalf of the CEDING COMPANY or a liability owed to the REINSURER. Rather, it represents the amounts held by the REINSURER with respect to the REINSURER'S current and anticipated performance of its own obligations under this Agreement.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    10

ARTICLE VIII  -  RESERVES

A. The reserve held by the REINSURER for reinsurance of the variable annuity death benefit will be determined in accordance with the current applicable NAIC Actuarial Guidelines, as applied by the CEDING COMPANY for VARIABLE ANNUITY CONTRACTS covered by this Agreement, with reasonable adjustments for the non-proportional aspects of this Agreement.

B. It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualifies for reinsurance credit in the states of Massachusetts and Delaware for reinsurance ceded hereunder. The REINSURER agrees to apply to the Massachusetts Division of Insurance for variable authority and to either: (a) take all reasonable measures to obtain and maintain such authority to the extent that such authority is required under the laws of Massachusetts to assure that the CEDING COMPANY will be able to take credit for the reinsurance hereunder as of December 31, 2002 and beyond or, in the event that such measures are unsuccessful, (b) establish, for the sole benefit of the CEDING COMPANY, a qualifying security as defined in Paragraph C, 1, 2, 3 or 4 below. Notwithstanding the preceding, with respect to the year ended December 31, 2002, the REINSURER shall have fulfilled its obligations with respect to this paragraph if it applies to the Massachusetts Division of Insurance for variable authority and either receives such authority (retroactively effective to December 31, 2002) no later than March 1, 2003 or establishes qualifying security as defined in Paragraphs C, 1, 2, 3, or 4 below effective March 1, 2003.

C. If the measures undertaken by the Reinsurer do not result in the availability of reinsurance credit as of December 31, 2002, or if REINSURER subsequently becomes unauthorized in Massachusetts or Delaware, it will comply with Massachusetts and Delaware Insurance Law relating to reinsurance credit for non-authorized reinsurers, as promulgated in Massachusetts' and Delaware's statutes on the EFFECTIVE DATE of this Agreement. Provision for statutory reserves is satisfied by the REINSURER if either:

         1. the funds (including any additional amounts legally required) are in a trust that complies with the CEDING COMPANY's applicable regulations, subject to withdrawal solely by, and under the exclusive control of the CEDING COMPANY, held in a qualified United States financial institution, as defined below, are at least as great as the statutory reserves as of the ANNUAL VALUATION DATE;

         2. cash or marketable securities are transferred to the CEDING COMPANY in an amount at least as great as the statutory reserves as of the ANNUAL VALUATION DATE, with the actual investment earnings on the proceeds owned by the REINSURER.

         3. clean, irrevocable, unconditional letters of credit, in an amount at least as great as the statutory reserves as of the ANNUAL VALUATION DATE, issued or confirmed by a qualified United States financial institution, meeting applicable standards of issuer acceptability as of the dates of their issuance.

         4. a combination of (1), (2) and (3), such that the sum is at least as great as the statutory reserves.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    11

   Any trust or letter of credit established pursuant to this Paragraph will be established for the sole benefit of the CEDING COMPANY. All settlements of account between the REINSURER and the CEDING COMPANY will be made in cash or its equivalent. Notwithstanding anything to the contrary in this Agreement, the REINSURER and the CEDING COMPANY agree that the letter of credit may be drawn on by the CEDING COMPANY at any time and will be utilized and applied by the CEDING COMPANY, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the CEDING COMPANY, without diminution because of the insolvency on the part of the CEDING COMPANY or the REINSURER, only for the following purposes:

     (i) to reimburse the CEDING COMPANY for the REINSURER's share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies;

     (ii) to reimburse the CEDING COMPANY for the REINSURER's share of surrenders and benefits or losses paid by the CEDING COMPANY pursuant to the provisions of the policies reinsured under this Agreement;

     (iii) to fund an account with the CEDING COMPANY in an amount at least equal to the deduction, for reinsurance ceded, from the CEDING COMPANY's liabilities for policies ceded under this Agreement. Such account shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

     (iv) to pay any other amounts the CEDING COMPANY claims are due under this Agreement.

   In the event that the CEDING COMPANY draws on the letter of credit in an amount in excess of the actual amounts required for items (i), (ii) and/or
   (iv) above, or in the case of a draw pursuant to (iii) above, any amounts that are subsequently determined not to be due, shall be returned to the REINSURER. In addition, in the event that the CEDING COMPANY draws on the letter of credit pursuant to item (iii) above, the CEDING COMPANY shall pay the REINSURER interest on the amounts held pursuant to item (iii) above at a rate equal to the prime rate of interest or the rate permitted by an arbitration panel operating under Article XIV of this Agreement, whichever is greater.

   In the event the REINSURER obtains the licensing status appropriate for the CEDING COMPANY to take credit for the reinsurance hereunder without the benefit of such security, the REINSURER may terminate such letter of credit or trust. Provided, however, that in the event that at any point in the future the CEDING COMPANY is no longer able to take statutory credit for the reinsurance ceded under this Agreement, the Reinsurer will take all reasonable measures to re-establish such credit without interruption, and if such efforts are unsuccessful, shall again establish a letter of credit or trust, or provide other security, as described in Paragraph C above.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    12

D. A qualified United States financial institution means an institution that meets either subdivision (1) or (2):

     1. Is organized, or in the case of a United States office of a foreign banking organization, is licensed, under the laws of the United States or any state in the United States, is regulated, supervised, and examined by federal or state authorities having regulatory authority over banks and trust companies, and has been determined by the commissioner of Massachusetts to meet such standards of financial condition and standing as are considered necessary and appropriate to regulate the quality of financial institutions whose letters of credit will be acceptable to the commissioners of Massachusetts and Delaware.

     2. For those institutions that are eligible to act as a fiduciary of a trust, is organized, or in the case of a United States branch or agency office of a foreign banking organization, is licensed, under the laws of the United States or any state in the United States, has been granted authority to operate with fiduciary powers, and is regulated, supervised, and examined by federal or state authorities having regulatory authority over banks and trust companies.

ARTICLE IX  -  LITIGATION

In the event of any action brought against the CEDING COMPANY under any VARIABLE ANNUITY CONTRACT that is subject to the terms and conditions of this Agreement, the CEDING COMPANY shall provide a copy of such action and written notice of such action to the REINSURER, within thirty (30) business days of the CEDING COMPANY receiving services of the action at its home office.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    13

ARTICLE X  -  ACCESS TO RECORDS

A. The CEDING COMPANY and the REINSURER, or its duly authorized representative, shall have access at any reasonable time during regular business hours, to all records of the other, including the right to photocopy and retain copies of such documents, which reasonably pertain to this Agreement. Records shall be maintained in accordance with prudent standards of insurance company record keeping and must be retained for a period of at least three (3) years after the final settlement date. Within one hundred and twenty (120) days following the end of each calendar year, the CEDING COMPANY and the REINSURER will provide each other with copies of their respective audited financial statements.

B. The CEDING COMPANY and the REINSURER may come into the possession or knowledge of Confidential Information of the other in fulfilling obligations under this Agreement. Each party agrees to hold such Confidential Information in confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by each of them or by any of its employees to third parties of any kind, other than attorneys, accountants, reinsurance intermediaries, consultants or retrocessionaires having an interest in such information, except by advance written authorization by an officer of the authorizing party; provided, however, that either party will be deemed to have satisfied its obligations as to the Confidential Information by protecting its confidentiality in the same manner that such party protects its own proprietary or Confidential Information of like kind which shall be at least a reasonable manner. "Confidential Information" means any information which (1) is not generally available to or known by the public, or (2) has not been lawfully obtained or developed by either party independently and not in violation of this Agreement or from any source other than the other party, provided that such source is not bound by a duty of confidentiality to such other party, and which consists of:

     1. Information or knowledge about each party's products, processes, services, finances, customers, research, computer programs, marketing and business plans, claims management practices; and

     2. Any medical or other personal, individually identifiable information about people or business entities with whom the parties do business, including customers, prospective customers, vendors, suppliers, individuals covered by insurance plan, and each party's producers and employees.

     3. Records provided pursuant to Paragraph A, above.

C. If either the CEDING COMPANY or the REINSURER discloses confidential information to interested parties such as, but not limited to, attorneys, accountants, reinsurance intermediaries, consultants or retrocessionaires having an interest in such information, such interested parties shall also be bound by this Article's provisions on disclosing confidential information. The CEDING COMPANY or the REINSURER must inform the interested party of the provisions of this Article and agree to ensure that the interested parties honor the provisions.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    14

ARTICLE XI  -  UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the CEDING COMPANY or the REINSURER, both the CEDING COMPANY and the REINSURER, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

ARTICLE XII  -  CURRENCY

All retentions and limits hereunder, and all monetary data elements as described in Schedule H, are expressed in United States dollars and all premium and claim payments shall be made in United States dollars.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    15

ARTICLE XIII  -  INSOLVENCY

A. In the event of insolvency of the CEDING COMPANY, all reinsurance under this Agreement will be payable directly by the REINSURER to the CEDING COMPANY or to its liquidator, receiver, conservator or statutory successor on the basis of the REINSURER's liability to the CEDING COMPANY without diminution because of the insolvency of the CEDING COMPANY or because the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY has failed to pay all or a portion of any claim.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver, or statutory successor will, within reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any contracts reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses that it may deem available to the CEDING COMPANY or its liquidator, receiver, or statutory successor. The expense incurred by the REINSURER will be chargeable, subject to court approval against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more REINSURERs are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

C. In the event of insolvency of the REINSURER, the CEDING COMPANY may recapture immediately all ceded benefits upon written notice to the REINSURER, its liquidator, receiver or statutory successor. In the event of such a recapture, a terminal accounting and settlement shall take place and settlement shall be made on a net basis between the parties.

D. The provisions of this Article shall neither change the relationship or status of the parties or enlarge the obligations established under this Agreement between the CEDING COMPANY and the REINSURER, except as specifically provided, nor create any additional obligations or establish further rights against either the CEDING COMPANY or the REINSURER in favor of other persons not parties to this Agreement.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    16

ARTICLE XIV  -  ARBITRATION

A. It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration. To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

B. Each party shall select an arbitrator within thirty (30) days after the written request for arbitration. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after the written request for arbitration, the other party may appoint the second arbitrator. The two arbitrators shall select an umpire within thirty (30) days after the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the umpire within thirty (30) days after the appointment of the second arbitrator, either party may submit a request to the American Arbitration Association to select an umpire, subject to the requirements for such arbitrator set forth below.

C. The arbitrators and the umpire shall be present or former disinterested executive officers of life insurance or reinsurance companies other than the contracting companies or affiliates thereof. The umpire shall preside at all hearings and meetings of the panel and shall announce the decision of the panel. The majority vote of the arbitrators and the umpire shall be the decision of the panel. The decision shall be in writing signed by the majority in favor thereof.

D. The arbitration panel shall have power to fix all procedural rules for the holding of the arbitration including discretionary power to make orders as to matters which it may consider proper in the circumstances of the case including pleadings, discovery, inspection of documents, examination of witnesses and any other matter whatsoever relating to the conduct of the arbitration and may receive and act upon such evidence whether oral or written strictly admissible or not as it shall in its discretion think fit. The arbitration panel shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business. The arbitration panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence. Judgment upon the award may be entered in any court having jurisdiction. The panel is empowered to grant interim relief.

E. The decision of the arbitration panel shall be final and binding on both parties. The arbitration panel may, at its discretion, award costs and expenses, as it deems appropriate, including, but not limited to, attorneys' fees and interest. Judgment may be entered upon the final decision of the arbitration panel in any court of competent jurisdiction.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    17

F. All meetings and hearings before the arbitration panel shall take place in Worcester, Massachusetts unless some other place is mutually agreed upon by both parties or ordered by the panel.

G. In the absence of a decision to the contrary by the arbitration panel, each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire and of the arbitration.

ARTICLE XV - OFFSET

Either party shall have, and may exercise at any time the right to offset any balance or amounts whether on account of premiums, or on account of claims or otherwise, due from one party to the other under the terms of this Agreement.

ARTICLE XVI - REPRESENTATIONS

The CEDING COMPANY acknowledges that, at the REINSURER'S request, it has provided the REINSURER with the Ceding Company Data prior to the execution of this Agreement by the REINSURER. The CEDING COMPANY represents that all factual information contained in the Ceding Company Data is complete and accurate, in all material respects, as of the date the document containing the information was prepared. The CEDING COMPANY further represents that any assumptions made in preparing the Ceding Company Data were based upon informed judgment and are consistent with sound actuarial principles, in all material respects. The CEDING COMPANY further represents that it is not aware of any omissions, errors, changes or discrepancies which would materially affect the Ceding Company Data. The REINSURER has relied on such data and the foregoing representations in entering into this Agreement. Schedule G has excluded all VARIABLE ANNUITY CONTRACTS with the attained age of the insured life being greater than 74 and the net amount of risk being greater than $1 million dollars on the EFFECTIVE DATE.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    18

ARTICLE XVII  - MISCELLANEOUS

A. This Agreement will be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other.

B. This Agreement means the text hereof and all Exhibits, Schedules and Amendments effected in accordance herewith. The Agreement constitutes the entire statement of agreement between the parties with regard to the subject matter hereof. There are no other understandings or agreements between the parties regarding the contracts reinsured other than as expressed in this Agreement. Any changes or additions to this Agreement must be effected by means of a written amendment that has been signed by both parties.

C. Notwithstanding the termination of this Agreement as provided herein, its provisions will continue to apply hereunder to the end that all obligations and liabilities incurred by each party hereunder will be fully performed and discharged.

D. Severability. In the event that any provision or term of this Agreement shall be held by any court to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with original intent of the parties, and the parties will attempt in good faith to renegotiate this Agreement to carry out its original intent. All of the provisions of this Agreement shall, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights hereunder, survive its termination.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    19

ARTICLE XVIII  -  NOTICES

A. All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via facsimile with evidence of successful transmission, sent via reputable overnight carrier, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

                   Chief Financial Officer

                   Allmerica Financial Life Insurance and Annuity Company 440 Lincoln Street
                   Worcester, MA  01653
                   Phone: (508) 855-4740             Fax: (508) 855-6641

                   Chief Financial Officer
                   RGA Reinsurance Company
                   1370 Timberlake Manor Parkway
                   Chesterfield, Missouri  63017-6039
                   Phone: (636 ) 736-7319            Fax: (636) 736-7719

B. Notice shall be deemed given on the date it is received in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

In witness whereof, the parties hereto have caused this Agreement to be signed in duplicate on the dates indicated to be effective as of the date specified above.

RGA Reinsurance Company                                     Allmerica Financial Life Insurance and Annuity
                                                            Company


By  ________________________________                        By ___________________________________

Date  ______________________________                        Date  ________________________________

By  ________________________________                        By ___________________________________

Date  ______________________________                        Date  ________________________________

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    20

                                   SCHEDULE A

            Description of Guaranteed Minimum Death Benefits (GMDBs)

The Guaranteed Minimum Death Benefits are completely described in the VARIABLE ANNUITY CONTRACTS, riders, or prospectuses.

I.  Dollar for Dollar Reduction for withdrawals:
         Maximum of (AV, premium, 7yr ratchet)
         Maximum of (AV, premium, 5yr ratchet)

II. Proportionate or Blended Reduction for Withdrawals:
         Maximum of (AV, premium)
         Maximum of (AV, premium, 5yr ratchet)
         Maximum of (AV, 5% premium rollup,1 yr ratchet)
         Maximum of (AV, premium,1 yr ratchet)
         Maximum of (AV, 7% premium rollup)
         Maximum of (AV, 7% premium rollup,1 yr ratchet)
         Maximum of (AV, premium,15% Breakthrough ratchet)
         Maximum of (AV, premium,10% Breakthrough ratchet)
         Maximum of (AV, 5% premium rollup,15% Breakthrough ratchet) Maximum of (AV, 5% premium rollup,10% Breakthrough ratchet)

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    21

                                   SCHEDULE B

             Investment Funds Subject to this Reinsurance Agreement

All Investment Funds available to VARIABLE ANNUITY CONTRACT owners on the EFFECTIVE DATE are subject to this Agreement. If applicable, new Investment Funds, eligible for reinsurance hereunder since the EFFECTIVE DATE, are listed below.

None

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    22

                                  SCHEDULE C-1

                     Limits and Rules of the CEDING COMPANY


1) CEDING COMPANY will determine the Guaranteed Minimum Death Benefit for each contract within fourteen (14) working days of receipt of due proof of death and all required claim forms.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    23

                                  SCHEDULE C-2

                        Limits and Rules of the REINSURER

1) REINSURER's liability cannot be increased as a result of CEDING COMPANY's actions with respect to contested claims.

2) The REINSURER will not be liable for extra contractual damages (whether they constitute Compensatory damages, Statutory penalties, Exemplary or Punitive damages) which are awarded against the CEDING COMPANY.

3) A contract where a spousal continuation occurs after the EFFECTIVE DATE will be subject to this Agreement; however, the REINSURER will not pay more than one GMDB CLAIM per VARIABLE ANNUITY CONTRACT.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    24

                                   SCHEDULE D

                     REINSURANCE PREMIUM RATE by Treaty Year

The premium rates for reinsurance, subject to the terms and conditions of this Agreement, are guaranteed while the reinsurance coverage is in effect.

Treaty Year beginning in                             REINSURANCE PREMIUM RATE
------------------------                             ------------------------
     2002                                                   66.0%
     2003                                                   67.3%
     2004                                                   68.7%
     2005                                                   70.0%
     2006                                                   71.4%
     2007                                                   72.9%
     2008                                                   74.3%
     2009                                                   75.8%
     2010                                                   77.3%
     2011                                                   78.9%

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    25

                                   SCHEDULE E

              MORTALITY RATE by INSURED LIFE, ATTAINED AGE and SEX

94 MGDB MONTHLY REINSURANCE PREMIUM RATES

(Rates per $1 of NAR, based on oldest owner's age last birthday)

AGE           MALE       FEMALE              AGE        MALE       FEMALE             AGE        MALE        FEMALE
---           ----       ------              ---        ----       ------             ---        ----        ------
  0        0.00005      0.00004              39      0.00010      0.00007             78      0.00522       0.00330
  1        0.00005      0.00004              40      0.00011      0.00007             79      0.00580       0.00368
  2        0.00004      0.00003              41      0.00012      0.00008             80      0.00643       0.00410
  3        0.00003      0.00002              42      0.00013      0.00008             81      0.00709       0.00458
  4        0.00002      0.00002              43      0.00014      0.00009             82      0.00777       0.00512
  5        0.00002      0.00002              44      0.00015      0.00009             83      0.00846       0.00570
  6        0.00002      0.00002              45      0.00016      0.00010             84      0.00919       0.00633
  7        0.00002      0.00001              46      0.00018      0.00011             85      0.00998       0.00704
  8        0.00002      0.00001              47      0.00020      0.00011             86      0.01088       0.00783
  9        0.00002      0.00001              48      0.00022      0.00012             87      0.01192       0.00874
  10       0.00002      0.00001              49      0.00024      0.00013             88      0.01308       0.00975
  11       0.00002      0.00001              50      0.00027      0.00015             89      0.01435       0.01085
  12       0.00002      0.00002              51      0.00030      0.00016             90      0.01571       0.01203
  13       0.00003      0.00002              52      0.00033      0.00018             91      0.01715       0.01329
  14       0.00003      0.00002              53      0.00037      0.00020             92      0.01866       0.01462
  15       0.00004      0.00002              54      0.00041      0.00022             93      0.02029       0.01602
  16       0.00004      0.00002              55      0.00046      0.00024             94      0.02201       0.01750
  17       0.00004      0.00003              56      0.00052      0.00027             95      0.02377       0.01906
  18       0.00005      0.00003              57      0.00059      0.00031             96      0.02549       0.02069
  19       0.00005      0.00003              58      0.00066      0.00036             97      0.02715       0.02241
  20       0.00005      0.00003              59      0.00074      0.00041             98      0.02875       0.02421
  21       0.00005      0.00003              60      0.00084      0.00047             99      0.03031       0.02610
  22       0.00006      0.00003              61      0.00094      0.00054            100      0.03188       0.02805
  23       0.00006      0.00003              62      0.00107      0.00062            101      0.03350       0.03003
  24       0.00006      0.00003              63      0.00120      0.00070            102      0.03521       0.03209
  25       0.00007      0.00003              64      0.00135      0.00080            103      0.03711       0.03429
  26       0.00007      0.00003              65      0.00152      0.00090            104      0.03909       0.03659
  27       0.00007      0.00003              66      0.00169      0.00101            105      0.04099       0.03880
  28       0.00008      0.00003              67      0.00187      0.00111            106      0.04263       0.04075
  29       0.00008      0.00003              68      0.00205      0.00121            107      0.04387       0.04232
  30       0.00008      0.00004              69      0.00224      0.00130            108      0.04473       0.04358
  31       0.00008      0.00004              70      0.00245      0.00141            109      0.04530       0.04458
  32       0.00008      0.00004              71      0.00268      0.00155            110      0.04564       0.04530
  33       0.00008      0.00004              72      0.00294      0.00172            111      0.04580       0.04571
  34       0.00008      0.00005              73      0.00321      0.00191            112      0.04583       0.04583
  35       0.00008      0.00005              74      0.00351      0.00212            113      0.04583       0.04583
  36       0.00009      0.00005              75      0.00384      0.00236            114      0.04583       0.04583
  37       0.00009      0.00006              76      0.00423      0.00264            115      0.08333       0.08333
  38       0.00010      0.00006              77      0.00469      0.00296

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    26

                                   SCHEDULE F

                       ANNUAL MORTALITY IMPROVEMENT FACTOR

If in any treaty year, the voluntary terminations on the reinsured contracts are less than 5%, the subsequent year's annual mortality improvement factor is defined to be MIN .95 / (1-V), 1, where V represents the actual voluntary termination rate in the previous treaty year. The new reinsurance premium rates are equal to the rates otherwise in effect as described above times the product of the current and all previous years' annual mortality improvement factors. Voluntary terminations include all terminations with the exception of death and nursing home surrenders that qualify for waiving the CDSC.

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    27

                                   SCHEDULE G

                          REINSURER Quota Share of Risk

For each VARIABLE ANNUITY CONTRACT, REINSURED NET AMOUNT AT RISK will be based on the share of risk from the table below.

VARIABLE ANNUITY CONTRACTS                                                 Share of Risk
--------------------------                                                 -------------
CB10006745                                                                          0.0%
CB10010371                                                                          0.0%
CB10014103                                                                          0.0%
GN00126341                                                                          0.0%
GN00131909                                                                          0.0%
PN00451756                                                                          0.0%
SB10004198                                                                          0.0%
VN00414175                                                                          0.0%

All other                                                                          25.0%

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    28

                                   SCHEDULE H

                     Reporting Format and Data Requirements

MONTHLY REPORTING DATA REQUIREMENTS (PREPARED BY THE CEDING COMPANY)
ACTIVE CONTRACTS ONLY:
INSURED LIFE SSN (available no later than June 1, 2003)
Contract Identifier
INSURED LIFE Indicator
Joint Life Indicator
INSURED LIFE Issue Age
INSURED LIFE Sex
Issue Date
Initial Purchase Payment
Total Purchase Payment
Cumulative Withdrawals
Account value by subaccount
GMDB Type
GMDB Amount
NET AMOUNT AT RISK
Qualified Status
Termination Indicator (reported in first monthly report following termination)

ADDITIONAL MONTHLY CLAIM REPORTING DATA REQUIREMENTS (PREPARED BY THE CEDING COMPANY)
This includes Monthly Reporting Data Requirements as of the Date of Notification (the date that death related paperwork is submitted in full), plus the following:

Date of Death
Date of Notification
Death Benefit Paid
Death Benefit Proceeds in Excess of Account Value

QUARTERLY REPORTING REQUIREMENTS (PREPARED BY THE REINSURER)
A.M. Best Ratings

MONTHLY STATEMENT OF ACCOUNT (PREPARED BY THE CEDING COMPANY)
(prepared for each GMDB TYPE and in aggregate)

1.  Calculated value of ANNUAL CLAIM LIMIT and ANNUAL GMDB CLAIMS
2.  Calculated value of MONTHLY REINSURANCE BASE PREMIUMS
3.  Calculated value of REINSURED NET AMOUNT AT RISK and MONTHLY
REINSURANCE PREMIUM

--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    29

                                   SCHEDULE I

                                     DAC Tax

The Ceding Company and the Reinsurer hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended.

1. The term "party" will refer to either the Ceding Company or the Reinsurer as appropriate.

2. The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to net consideration as defined in Treasury Regulation
Section 1.848-2(f).

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRS
Section 848(c)(1).

4. The Ceding Company and the Reinsurer agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The Ceding Company and the Reinsurer also agree to exchange information which may be otherwise required by the IRS.

5. The Ceding Company will submit a schedule to the Reinsurer by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year.

6. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year.

7. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each party will report such amount in their respective tax returns for the previous calendar year.
--------------------------------------------------------------------------------
AFLIAC and RGA Reinsurance            GMDB                                    30